Exhibit 99.1
1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	MEDIA	Natalie Godwin ngodwin@unum.com

	INVESTORS	Matt Royal mroyal@unum.com

Unum Group Elects Mojgan Lefebvre to Board of Directors

CHATTANOOGA, Tenn. (July 20, 2023) – Mojgan Lefebvre, executive vice president and chief technology and operations officer at The Travelers Companies, Inc., has been elected to the board of directors of Unum Group (NYSE: UNM).

Throughout a 30-year career, Lefebvre has helped drive innovation and digital transformation. In her current role at Travelers, Lefebvre is responsible for the global technology and operations functions, including cloud technologies, cybersecurity, digital capabilities, data and analytics, customer service and billing.

Before joining Travelers in 2018, Lefebvre was global chief information officer for Liberty Mutual’s commercial business. She also has held leadership positions outside the insurance industry, including at a medical device company and a strategy consulting firm.

“Mojgan has a passion for driving change and advancing the customer and employee experience through innovation,” said Kevin Kabat, Unum’s chairman of the board. “We are excited by the insights and experience she will bring to our board.”

Lefebvre earned a bachelor’s degree in computer science from the Georgia Institute of Technology and an MBA from Harvard Business School. She is a CIO Class of 2022 Hall of Fame inductee, one of Forbes’ CIO Next 50 Innovative Technology Leaders and a member of the National Diversity Council’s Top 50 Most Powerful Women in Technology.

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ABOUT UNUM
Unum Group (NYSE: UNM), an international provider of workplace benefits and services, has been helping workers and their families for 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, vision and stop-loss insurance; leave and absence management support and behavioral health services. In 2022, Unum reported revenues of $12.0 billion and paid $7.9 billion in benefits. The Fortune 500 company is one of the 2023 World’s Most Ethical Companies, recognized by Ethisphere®.

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